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EXHIBIT 99.1 -- Press release

For Immediate Release                Contacts
July 17, 2006                        Brian T. Beckwith, President & CEO
                                     Michael L. DeMarco, Chief Financial Officer
                                     (201) 712-0090


Peoples Educational Holdings, Inc. Announces January 1 to May 31, 2006 Transition Period Results

Saddle Brook, New Jersey, July 17, 2006 -- Peoples Educational Holdings, Inc. (Nasdaq: PEDH) today reported revenue of $11.7 million, for its five-month transition period, January 1 to May 31, 2006, up 15.0% from the same period in 2005. The net loss for the five-month period in 2006 was $954,000, compared to $1.1 million in 2005, a 10.4% improvement. Basic and diluted net loss per share was $0.21, compared to a net loss per share of $0.28 for the same period in 2005. The Company changed its fiscal year-end from December 31 to May 31, effective May 31, 2006.

"I am extremely pleased with our revenue results for the 2006 transition period. Our Test Preparation, Assessment, and Instruction product group revenue was up 20% over the same period in the prior year. College Preparation revenue for the transition period was relatively flat compared to the prior year; however, this five-month period historically represents only 17% of the full year, twelve-month revenue. College Preparation revenue is largest during the months June to September. This market is strong and growing, and I feel that we are poised to continue our growth in this segment. Due to the seasonality of our business, the January to May period has historically resulted in a net loss. I am encouraged by the fact that our net loss for the period is 10.4% lower than the prior year as we continue our revenue growth and strive to continue to control expenses," said Brian Beckwith, President and CEO.

ABOUT PEOPLES EDUCATIONAL HOLDINGS, INC.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction
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         Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

         Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading, language arts, and mathematics.


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College Preparation
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         The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com
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